Exhibit 99.1

Dollar Tree Completes Acquisition of Deal$ Stores

CHESAPEAKE, Va. - March 29, 2006 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's largest $1.00 discount variety store chain, today announced that it has completed its acquisition of 138 stores and related assets of the Deal$-Nothing Over a Dollar chain, which was owned by SUPERVALU INC. (NYSE:SVU).

Under the terms of the agreement, Dollar Tree acquired 138 Deal$ stores including store assets, leasehold rights and certain intellectual property for approximately $30.5 million in cash. In addition, Dollar Tree has purchased approximately $22.2 million of inventory, subject to verification, from Deal$. Substantially all Deal$ stores will continue to operate under the Deal$ banner, and they will provide an opportunity to leverage the Dollar Tree infrastructure.

Based in St. Louis, MO, Deal$ stores offer a wide assortment of quality general merchandise, contemporary seasonal goods and everyday consumables. The stores average 11,000 gross square feet and operate in 16 states: Alabama, Arkansas, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Missouri, Ohio, Oklahoma, Pennsylvania, Tennessee, West Virginia and Wisconsin.

"We are very excited about the opportunities that this acquisition provides,” said Bob Sasser, President and CEO. “Not only will we be expanding our presence in the Midwest and Southeast regions, but the Deal$ acquisition includes some excellent store locations, along with a seasoned and dedicated sales force that provides great customer service.”

With the completion of this acquisition, Dollar Tree Stores, Inc. now operates 3,097 stores in 48 states, including 2,959 Dollar Tree Stores and 138 Deal$ stores.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: This press release contains "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, will, anticipate, expect, intend, plan, forecast, outlook, or estimate. For example, our forward looking statements include statements regarding the terms of the transaction and its impact on the combined businesses. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10 K filed April 14, 2005 and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Quarterly Report on Form 10-Q filed December 8, 2005. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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